Exhibit 10.2
STEELCASE INC.
NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN
Restated Effective as of January 1, 2009

-i-

Article 1
Establishment and Purpose
          1.1 History of Plan
          Steelcase Inc. (the “Company”) established the Steelcase Inc. Non-Employee Director Deferred Compensation Plan. The Plan was established as of June 23, 1999 and has been periodically amended.
          1.2 Purpose
          The Company adopted the Plan to provide its Non-Employee Directors who participate in the Plan with the opportunity to defer a portion of their Directors Fees and have additional retirement income.
          1.3 This Document
          By this document, the Company is amending and restating the Plan as of January 1, 2009.
          1.4 Status of Plan Under ERISA
          Because the Plan does not cover employees, the Plan is not intended to be covered by any part of ERISA. The existence of any Trust Fund is not intended to change this characterization of the Plan.
          1.5 Compliance with Section 409A
          To the extent the Plan provides deferred compensation under Section 409A of the Internal Revenue Code, the Plan is intended to comply with Section 409A. The Plan is intended to be interpreted consistent with the requirements of Section 409A of the Internal Revenue Code.
Article 2
Definitions
          The following words and phrases, wherever capitalized, shall have the following meanings, unless the context requires otherwise:
          2.1 Administrative Committee
          “Administrative Committee” means a committee consisting of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Administrative Officer and the Assistant Secretary of the Company and/or any other individuals designated by the Compensation Committee of the Company’s Board of Directors.

          2.2 Beneficiary
          “Beneficiary” means the individual, trust, or other entity designated by the Participant to receive any amounts payable with respect to the Participant under the Plan after the Participant’s death. A Participant may designate or change a Beneficiary by filing a signed designation with the Administrative Committee on a form approved by the Administrative Committee. A Participant’s will is not effective for this purpose. If the Participant has not designated a Beneficiary or none so designated survive, the Beneficiary will be the Participant’s surviving Spouse, if any; otherwise the Participant’s children, including those by adoption, dividing the distribution equally among the Participant’s children, with the living issue of any deceased child taking their parent’s share by right of representation; if none, the Participant’s parents, in equal shares; if none, the Participant’s living brothers and sisters in equal shares; if none the Participant’s estate, if under active administration, and if not, the Participant’s heirs under the laws of Intestacy of the State of Michigan. Notwithstanding the above, if the Participant designates the Participant’s Spouse as a Beneficiary, and the Participant later divorces that Spouse, the Participant’s designation of the Spouse as Beneficiary shall be null and void, and the portion of the Participant’s benefits that would, but for this provision, be payable to the Participant’s Spouse will be payable instead as designated in the Participant’s designation of Beneficiary as if the Spouse had predeceased the Participant.
          2.3 Deferral Account
          “Deferral Account” means the bookkeeping account established by the Administrative Committee with respect to the Participant pursuant to Article 5 for the purpose of recording the amount of the Director’s Fees being deferred pursuant to this Plan and the amount of any earnings, profits, gains or losses credited/debited thereto pursuant to Article 5. A Participant’s Deferral Account shall be divided into a Pre-2005 Deferral Account and a Post-2004 Deferral Account.
          2.4 Deferral Date
          “Deferral Date” means the date the amount of deferred Director’s Fees otherwise would have been paid to the Participant but for the Participant’s deferral of the payment of such fees under Article 4.
          2.5 Determination Period
          “Determination Period” means the Calendar Year preceding the Calendar Year during which an Employee has a Separation from Service.
          2.6 Director’s Fees
          “Director’s Fees” means any amount payable to a Participant for service as a Non-Employee Director, including quarterly retainer fees and fees for meetings of the Board of Directors or any Committee of the Board of Directors.

          2.7 Election Period
          “Election Period” means the period designated by the Administrative Committee before each Plan Year during which elections under Article 4 must be made with respect to that Plan Year. For a new Participant, the Election Period means the first 30 days of participation in the Plan. For all other Participants, the Election Period shall end no later than December 31 of the calendar year preceding the first day of the Plan Year.
          2.8 Key Employee
          “Key Employee” means any Non-Employee Director who at any time during the Determination Period was:
          (a) An officer of the Company or a Related Employer whose annual Compensation from the Company and all Related Employers is more than $145,000 (as adjusted under Section 416(i)(1) of the Internal Revenue Code for Plan Years beginning after December 31, 2007);
          (b) A common law employee of the Company or a Related Employer having more than a 5% ownership interest in the Company or a Related Employer; or
          (c) A common law employee of the Company or a Related Employer having more than a 1% ownership interest in the Company or a Related Employer and whose annual Compensation from the Company and all Related Employers is more than $150,000.
          The determination of who is a Key Employee shall be made in accordance with Sections 409A and 416(i)(1) of the Internal Revenue Code and the applicable regulations and guidance.
          2.9 Non-Employee Director
          “Non-Employee Director” means any individual who serves as a member of the Board of Directors of the Company and who is not an employee of the Company or any Related Employer.
          2.10 Participant
          “Participant” means a Non-Employee Director of the Company who participates in the Plan pursuant to Article 3.
          2.11 Payment Date
          “Payment Date” means the date payment of a Deferral Account is made pursuant to Section 6.1.

          2.12 Performance Deferral
          “Performance Deferral” means the amount of a Participant’s quarterly retainer fees deferred, if any, pursuant to Section 4.1. The Performance Deferral includes the mandatory deferrals that were required under the Plan for periods prior to September 1, 2003.
          2.13 Plan Year
          “Plan Year” means the fiscal year of the Company, as in effect from time to time, or such other 12-month period as the Compensation Committee of the Board of Directors of the Company shall establish.
          2.14 Pre-2005 Account
          “Pre-2005 Account” means the vested amount that was credited to the Participant’s Account on December 31, 2004, as adjusted for earnings or losses under Section 5.2.
          2.15 Post-2004 Account
          “Post-2004 Account” means the amount credited to the Participant’s Account minus the Participant’s Pre-2005 Account.
          2.16 Related Employer
          “Related Employer” means:
          (a) Any member of a controlled group of corporations in which the Company is a member, as defined in Section 414(b) of the Internal Revenue Code;
          (b) Any other trade or business under common control of or with the Company, as defined in Section 414(c) of the Internal Revenue Code;
          (c) Any member of an affiliated service group with the Company, as defined in Section 414(m) of the Internal Revenue Code; and
          (d) Any other entity required to be aggregated with the Company pursuant to regulations issued under Section 414(o) of the Internal Revenue Code.
          2.17 Separation from Service
          “Separation from Service” means a “separation from service” under Section 409A of the Internal Revenue Code. Generally, this occurs if the Non-Employee Director resigns from the Board of Directors of the Company, is not re-elected to the Board of Directors of the Company or ceases being a member of the Board of Directors of the Company for any other reason.

          2.18 Spouse
          “Spouse” means the husband or wife to whom a Participant is married on the date benefit payments are scheduled to begin to the Participant. The legal existence of the spousal relationship shall be governed by the law of Michigan.
          2.19 Valuation Date
          “Valuation Date” means the last day of the Plan Year, or such other dates as may be designated by the Administrative Committee.
Article 3
Participation
          A Non-Employee Director shall participate in the Plan on the first day of the individual’s term as a Non-Employee Director. A member of the Board of Directors of the Company who becomes a Non-Employee Director after the first day of his or her first term as a member of the Board of Directors of the Company shall become a Participant on the day after the Valuation Date coincident with or following the date the Participant becomes a Non-Employee Director.
Article 4
Director Payment and Deferrals
          4.1 Participant Election Between Deferral and Stock
          Fifty percent (50%) of the Participant’s quarterly retainer fees shall not be paid in the form of cash, but shall instead be deferred and distributed later to the Participant (or in the event of the Participant’s death, to his or her Beneficiary) in accordance with the provisions of Article 6 of this Plan. Notwithstanding the preceding sentence, a Participant may elect during the applicable Election Period to receive such amount in the form of Steelcase Inc. Class A Common Stock in lieu of deferral.
          4.2 Participant Election Between Cash and Deferral.
          During the applicable Election Period, a Participant may elect a percentage (in one percent (1%) increments, up to one hundred percent (100%)) of the Participant’s Director’s Fees remaining following application of Section 4.1, to be earned in the following Plan Year, that shall not be paid in cash, but shall instead be deferred and distributed later to the Participant (or in the event of the Participant’s death, to his or her Beneficiary) in accordance with the provisions of Article 6. All elections under this Section 4.2 shall be made separately with respect to the Participant’s meeting fees and the portion of quarterly retainer fees remaining following application of Section 4.1.

          4.3 Initial and Subsequent Election Periods
          Any elections made pursuant to Sections 4.1 and 4.2 by a new Participant during the Participant’s initial Election Period shall apply only to Director’s Fees earned for the remainder of the Plan Year following the date of the election and shall be irrevocable. All other deferral elections are irrevocable after the December 31 preceding the first day of the Plan Year for which they are in effect. Elections shall remain in effect for all subsequent Plan Years unless a new election is made during a subsequent Election Period.
Article 5
Deferral Account
          5.1 Deferral Accounts
          The Administrative Committee shall establish a Deferral Account for each Participant. The portion of each Participant’s Director’s Fees deferred pursuant to Article 4 shall be credited to the Participant’s Deferral Account as of the applicable Deferral Date. The Administrative Committee shall maintain records for each Deferral Account until the balance of the Deferral Account has been paid in full pursuant to Article 6. The Administrative Committee shall provide each Participant with a written statement reflecting the amounts credited to his or her Deferral Account at least annually. The Administrative Committee may engage the services of any third parties it deems appropriate to provide assistance with record keeping.
          5.2 Debits/Credits to Deferral Accounts
          As of each Valuation Date subsequent to the establishment of the Participant’s Deferral Account, until such time as the Deferral Account is paid to the Participant, the Administrative Committee shall credit/debit the Deferral Account with earnings, profits, gains or losses that would have been credited/debited if assets equal to the balance of the Deferred Account had been invested since the preceding Valuation Date in the investment media described in Section 5.3.
          5.3 Investment Media
          The Administrative Committee, in its sole discretion may periodically designate certain mutual funds or other investment media among which the Participant may request that his or her Deferral Account should, for the purposes of Section 5.2, be deemed invested. Current investment media include a Steelcase Stock Fund, an index equity fund, a balanced fund and a money market fund. The Steelcase Stock Fund valuation will be based on the weighted average price of the stock traded on the relevant Deferral Date or Valuation Date. The Performance Deferral shall be deemed invested in the Steelcase Stock Fund. The remainder of the Participant’s Deferral Account shall be deemed invested as the Participant elects. The Participant may alter his or her selection among the investment media either for the Participant’s existing Deferral Account balance and/or future deferrals in one percent increments (or such other increments that the Administrative Committee may specify) once each Plan Year (or at such other intervals as the Administrative Committee may specify); provided that Performance Deferral, as adjusted pursuant to Section 5.2, must remain deemed invested in the Steelcase

Stock Fund. In the absence of any written direction, the Participant’s entire Deferral Account shall be deemed invested in the Steelcase Stock Fund. A Participant’s deemed investment selection shall remain in effect until changed by the Participant.
          The Administrative Committee may elect either to invest funds equal to the amounts credited to the Participant’s Deferral Account as elected by the Participant, invest funds targeted to pay Plan obligations in any other manner or not make investments in connection with Plan obligations. The actual investment shall not affect the obligation of the Company to provide a benefit as if the Deferral Account were actually invested as suggested by the Participant. The Administrative Committee shall establish such procedures and forms as are appropriate to implement the fund selection process of this Section 5.3.
Article 6
Payments
          6.1 Timing
          The Participant’s Deferral Account shall be paid or begin to be paid to the Participant, or to his or her Beneficiary in the event of the Participant’s death, no later than 90 days after the end of the Plan Year during which the Participant has a Separation from Service. The amount to be paid shall be determined by the value of the Participant’s Deferral Account as of the last day of that Plan Year. In no event, however, will any payment be made to a Key Employee earlier than the six-month anniversary of the date of the Participant’s Separation from Service, unless the Participant dies prior to the end of the six-month period. The delay of a payment as a result of the Key Employee rule will not delay the payment of any future payment to which the Participant is entitled.
          6.2 Form of Payment
          The Participant may elect the period over which the balance in his or her Deferral Account shall be paid by the Company to the Participant (or to his or her Beneficiary, in the event of the Participant’s death) from among the following:
          (a) One lump sum, or
          (b) Annual installment payments over five years, or
          (c) Annual installment payments over ten years.
          The Participant’s election with respect to Directors Fees earned prior to January 1, 2005 must be made prior to the Plan Year during which the Participant ceases to be a member of the Board of Directors of the Company. The Participant’s election with respect to Directors Fees earned on or after January 1, 2005 must be made during the first Election Period that applies to Directors Fees earned after December 31, 2004, during which the Non-Employee Director is a Participant. Any election made after the dates set forth above shall not be effective.

          In the event the Participant fails to timely elect the form of payment for his or her Pre-2005 Deferral Account or Post-2004 Deferral Account, his or her Pre-2005 Deferral Account balance and/or Post-2004 Deferral Account balance shall be paid in one lump sum. The benefit of a Participant who has elected an installment payment option and dies after beginning to receive installment payments shall continue to be paid to the Participant’s Beneficiary in such installments. The Participant may designate a form of payment for death benefits to be paid in the event the Participant dies before benefits to him or her begin that is different than the election for the payments to be made during the Participant’s lifetime.
          6.3 Payment Medium
          The payments made by the Company with respect to the Participant’s Deferral Account pursuant to Sections 6.1 and 6.2 above shall be made in cash (reduced by applicable tax withholdings). Annual payments made in accordance with Sections 6.2(b) and 6.2(c) shall be in an amount equal to a percentage of the Participant’s Deferral Account balance as of the Valuation Date on or immediately preceding the Payment Date, determined by dividing that balance by the remaining years of the payment term.
Article 7
Miscellaneous
          7.1 No Trust
          Nothing contained in this Plan and no action taken pursuant to the provisions hereof shall create or deem to create a trust of any kind, or a fiduciary relationship between the Company and the Participant, the Participant’s Beneficiary or any other person. To the extent that any person acquires the right to receive benefits from the Company under this Plan, such right shall be no greater than the right of any other unsecured general creditor of the Company, and such person shall have no claim on, or any beneficial interest in, any assets of the Company. The Company may establish bookkeeping reserves or any funding media, including grantor trusts, to cover its obligation to make the payments contemplated under Article 6, but amounts designated in such bookkeeping reserves or contained in such funding media as are established shall remain solely those of the Company and shall be subject to the claims of the creditors of the Company until actually paid to the Participant or to the Participant’s Beneficiary. The provisions of this Plan do not operate as a guarantee that sufficient assets will exist for the Company to pay any Plan benefits.
          7.2 Nonforfeitability
          The Participant’s rights to any payments under this Plan shall at all times be nonforfeitable.
          7.3 Spendthrift Provision
          Benefits, payments, proceeds, claims, rights or interest of the Participant or the Participant’s Beneficiary to or under this Plan shall not be subject in any manner to any claims, attachments or encumbrances due to the death, contracts, liabilities, engagements or torts of the

Participant or the Participant’s Beneficiary, directly or indirectly, or be subject to any claim of any creditor of the Participant or the Participant’s Beneficiary, through legal process or otherwise; nor shall the Participant or the Participant’s Beneficiary be able or permitted in any manner to transfer, encumber, pledge, anticipate, alienate, sell, or assign any such benefits, payments, proceeds, claims, rights or interest, contingent or otherwise.
          7.4 Successors, Etc.
          This Plan shall be binding upon and benefit the Company and its successors, and the Participant and the Participant’s Beneficiary, their heirs and personal representatives, all in accordance and subject to the terms of this Plan.
          7.5 Severability
          Each provision of this Plan shall be independent of and separable from every other provision of this Plan and should any provision of this Plan be deemed or be declared to be contrary to or unenforceable under any law, whether constitutional, statutory or otherwise, all of the remaining provisions of this Plan shall remain in full force and effect.
          7.6 Governing Law
          This Plan shall be governed in all respects, whether as to validity, construction, capacity, performance or otherwise, under the laws of the State of Michigan, except to the extent superseded by federal law.
          7.7 Number Construction
          In all cases where they would so apply, words used in the singular shall be construed to include the plural.
          7.8 Amendment and Termination of Plan
          The Compensation Committee of the Board of Directors may amend or terminate this Plan at any time. The amendment or termination of the Plan shall not reduce amounts already credited to the Participant’s Deferral Account. In the event the Plan is terminated, the Administrative Committee may, in its sole discretion, immediately distribute the balance of the Participant’s Pre-2005 Deferral Account.
          The Participant shall be entitled to receive the amount credited to his Post-2004 Deferral Account upon satisfying the requirements for payment of benefits under the Plan. However, the Company may pay the Participant the amount credited to the Participant’s Post-2004 Deferral Account at any time after the Plan is terminated if the payment is permitted by Section 409A of the Internal Revenue Code.
          7.9 Interpretation and Implementation
          The Administrative Committee shall have exclusive and final authority and sole and absolute discretion with respect to (a) the interpretation and implementation of the terms and provisions of this Plan, (b) exercising any of its powers or duties under this Plan and (c) the adoption or amendment of such procedures or practices as it deems necessary, helpful or appropriate, for purposes of administering this Plan.
          7.10 Administrative Committee
          The Administrative Committee may delegate any of its powers, authorities or responsibilities under the Plan to any other person or committee so designated by it in writing. The Administrative Committee may employ the agents or advisors it deems appropriate to fulfill its duties under the Plan. No member of the Administrative Committee shall be personally liable to any person for any action taken or omitted in connection with performing its duties under the Plan, unless due to that member’s own willful misconduct, gross negligence, or lack of good faith.
          7.11 Claims and Appeals
          In the event Participants or Beneficiaries believe they are entitled to a payment from the Company that has not been made, they may submit a claim for benefits to the Administrative Committee. Any denial of a claim shall be made by the Administrative Committee in writing and shall specify the Plan provisions upon which the denial is based and any additional information or documentation which the Participant or Beneficiary would need to submit to perfect his or her claim. The Participant or Beneficiary may appeal in writing to the Administrative Committee any denial of his or her claim within 90 days following the denial, and shall include any additional information or documentation helpful to support the claim. The Administrative Committee’s decision shall be made in writing within a reasonable time period following receipt of the appeal and shall be final and binding on the Participant, any Beneficiary and the Company.
Signature
          The Company has signed the amended and restated Steelcase Inc. Non-Employee Director Deferred Compensation Plan this 3 day of October, 2008.

STEELCASE INC.

Attest:	By:	/s/ John Hagenbush	By:	/s/ Nancy W. Hickey

		Its: John Hagenbush		Its: Nancy W. Hickey

		Director, Global Compensation		Senior Vice President
Chief Administrative Officer